Exhibit 24.2

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that Nomura Holdings, Inc., having its principal office located at 9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan, hereby constitutes and appoints Masafumi Nakada, Noriaki Nagai, Shinji Iwai and Shigeki Fujitani, and each of them, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, on its behalf and in its name, place and stead, in any and all capacities (until revoked in writing), to sign the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-165049) of Nomura Holdings, Inc. and any and all future post-effective amendments thereto, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been duly executed this 8th day of September 2010.

NOMURA HOLDINGS, INC.

/s/ KENICHI WATANABE
Kenichi Watanabe
President and Chief Executive Officer